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                                                                   EXHIBIT 10.41

                                CONTRACT OF SALE


         This Agreement is entered into by and between THOUSAND TRAILS, INC., a Delaware corporation ("Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                   ARTICLE I

                                    PROPERTY

         The conveyance by Seller, or Seller's subsidiary corporation that holds title, to Purchaser shall include the following described tracts or parcels of land, together with all and singular the rights and appurtenances pertaining to such land including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys, or rights-of-way and all rights of ingress and egress thereto:

                 Parcel 1: Those certain tracts of land located in LaSalle County, Illinois, commonly known as the "Fox River Resort," in the aggregate amount of approximately 178 acres, including (i) five (5) tracts of land more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes, which aggregate approximately 138 acres, and (ii) a sixth tract of approximately 40 acres which will be surveyed and described prior to closing;

                 Parcel 2: Those certain tracts of land located in Jefferson County, Missouri, commonly known as the "Jefferson Resort," and being more particularly described in Exhibit "B" attached hereto and made a part hereof for all purposes; and

                 Parcel 3: That certain tract of land located in Hardeman County, Tennessee, commonly known as "Cherokee Landing Resort" and being more particularly described in Exhibit "C" attached hereto and made a part hereof for all purposes.

Hereafter the aforesaid real property is referred to collectively as the "Land."

         The conveyance by Seller to Purchaser shall also include all buildings and other improvements on the Land, including specifically, without limitation, all campsites, recreational
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and community facilities, comfort centers, lakes and parks located thereon (the foregoing property is herein referred to collectively as the "Improvements").

         The conveyance by Seller to Purchaser shall also include all fixtures and personal property, tangible or intangible, of any kind whatsoever owned by Seller and used in connection with the Land and/or Improvements, including but not limited to, the following items:

                 a. All machinery, equipment, fixtures, furniture and other personal property of every kind and character owned by Seller and located on or used in connection with the operation of the Land and Improvements;

                 b. The names "Fox River Resort," "Jefferson Resort," and "Cherokee Landing Resort," as used in the ownership or operation of the Land and Improvements;

                 c. All outstanding membership contracts which have been generated from the sale of memberships at the campsites being operated by Seller on the Land (except for Gold Card memberships), together with certain receivables, hereinafter mentioned, which are payable to Seller and which represent the unpaid portion of the purchase price for such memberships;

                 d. All licenses, franchises and permits used in or relating to the ownership, occupancy or operation of the resorts being operated by Seller on the Land including, in particular, any water permits or other utility permits; and

                 e. Any developer's, declarant's, or owner's interests under any operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Land.

The foregoing items are hereinafter collectively referred to as the "Resort Assets."

         Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land, the Improvements and the Resort Assets are sometimes referred to collectively as the "Subject Property."

                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property (less the receivables described in Article I, c.) shall be as follows:

                 Fox River Resort                           $1,512,500.00
                 Jefferson Resort                           $1,100,000.00
                 Cherokee Landing Resort                    $  570,000.00
                                                            -------------

                 Total Purchase Price                       $3,182,500.00

The purchase price shall be payable all in cash at the closing.





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                                  ARTICLE III

                                 EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn:
Bobbie Irwin (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money"). If Purchaser does not terminate this Contract during the Inspection Period (as defined in Article VI hereinbelow), then, within two (2) business days after the expiration of the Inspection Period, Purchaser will deposit with the Title Company the additional sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00) in cash, which sum shall be added to and become a part of the earnest money. Upon receipt of the second earnest money deposit from Purchaser, the Title Company shall immediately disburse the entire $100,000.00 earnest money deposit to Seller; upon such disbursement the $100,000.00 earnest money deposit shall be non-refundable to the Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, then the entire $100,000.00 earnest money deposit shall be applied in partial satisfaction of the purchase price payable at closing.

         In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.





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                                   ARTICLE IV

                PRE-CLOSING OBLIGATIONS OF SELLER AND PURCHASER

         Within thirty (30) days from the date of execution of this Contract, Seller shall furnish to Purchaser, each of the following (a-g) (collectively, the "Due Diligence Items"):

                 a. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment;

                 b. Copies of the most recent appraisals of each parcel included within the Land that are in the possession of Seller, if any;

                 c. A schedule showing (i) all members of the resorts being operated on the Land by Seller, and (ii) the date through which monthly membership dues have been paid by each such member; provided, however, that such schedule need not include the name, address and phone number of each such member;

                 d. Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof in the possession of Seller, if any, including, in particular, copies of all permits relating to utilities;

                 e. A schedule of all current or pending litigation with respect to the Subject Property or any part thereof, if any, together with a brief description of each proceeding;

                 f. An accurate and complete schedule reflecting with respect to each resort being operated by Seller on the parcels comprising the Land for the calendar year ending immediately preceding the date of this Contract: (i) ad valorem taxes, (ii) expenses incurred for such period for water, electricity, natural gas and other utility charges, (iii) total dues collected from members for such year and (iv) all other income or expenses of operation of each resort being operated on the Land by Seller. Said operating schedule shall be accompanied by Seller's statement that said operating schedule is true, complete and correct as of the date provided; and

                 g. All information of any kind whatsoever in the possession of Seller concerning possible development of the Subject Property including, but not limited to, any and all plans for the development of the Subject Property, any engineering studies of the Subject Property, any information relating to obtaining the approval of local governing bodies for the development of the Subject Property, any information as to when construction on the Subject Property may commence, any information regarding present or future zoning of the Subject Property, and any information concerning the availability of utilities.

         During the Inspection Period (defined hereinbelow), Purchaser shall obtain and deliver to Seller copies of the following (collectively, the "Purchaser Due Diligence Items"):

                 h. Updated surveys of each parcel of land included within the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which surveys shall: (a) include a metes and bounds legal description of each parcel comprising the Land;
         (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitments (identifying each





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         by recording reference if applicable); (c) recite the number of gross acres included within each parcel of land comprising the Land; (d) state whether any portion of the Land lies within a flood zone, or flood prone area or is designated as "wetlands," and identify the exact number of square feet, if any, that lies within a flood zone or flood prone area or is designated as "wetlands"; and (e) contain a certificate verifying that each survey was made on the ground, that the survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for each parcel comprising the Land has been certified by the surveyor as being correct, that no portion of the Land lies within any flood zone or flood prone area, except as indicated thereon, and that each parcel comprising the Land has access to public streets as indicated thereon. Unless otherwise agreed by Seller and Purchaser, the metes and bounds descriptions contained in the Surveys shall be the legal descriptions employed in the documents of conveyance of the Subject Property provided that the Title Company accepts such descriptions; and

                 i. A Phase I Environmental Report for each resort included within the Subject Property.

                                   ARTICLE V

                            TITLE INSPECTION PERIOD

         Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring on the date of expiration of the Inspection Period (as defined hereinbelow) within which to review and approve the status of Seller's title to the Subject Property (the "Title Review Period"). If the information to be provided to or obtained by Purchaser pursuant to the provisions of Article IV hereinabove reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state





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of Seller's title to the Subject Property as shown by the Survey and Title
Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

                                   ARTICLE VI

                               INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring one hundred twenty (120) days from the date on which Purchaser receives the last of the due diligence items to be provided to Purchaser by Seller pursuant to Article IV hereinabove (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be





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cancelled, all earnest money (less $100.00) shall be immediately returned to
Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other. If no notice of cancellation is provided by Purchaser prior to the expiration of the Inspection Period, then this Contract shall remain in full force and effect.

                                  ARTICLE VII

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller represents and warrants to Purchaser that at closing Seller, or a direct or indirect wholly-owned subsidiary of Seller, will have good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions, and at closing, Seller or its subsidiaries will be in a position to convey the Subject Property to Purchaser (free and clear of all liens, encumbrances, and other such matters affecting title except for the Permitted Exceptions).

         Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, neither Seller nor its subsidiaries shall sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

         Seller hereby further represents and warrants to Purchaser, to the best of Seller's knowledge, as follows:

                 a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

                 b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

                 c. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property





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         or any portion thereof except with respect to Cherokee Landing and Fox
         River; Seller hereby advises Purchaser that in 1985 Cherokee Landing entered into an assurance of voluntary compliance with the State of Tennessee the details of which will be disclosed to Purchaser and that in 1988 Seller entered into a consent judgment with the State of Illinois the details of which will also be disclosed to Purchaser;

                 d. The Subject Property and the current operation thereof comply in all material respects with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Subject Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions;

                 e. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and Article XV hereof, and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any manner neglect the Subject Property; and

                 f. That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of two
(2) years following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such two (2) year period.

         Purchaser agrees that, having had the opportunity to inspect the Subject Property for defects and having had the right to terminate this Contract in the event any defects are found, Purchaser will accept at closing the Subject Property in an "as is, where is" condition, and, except for the representations and warranties set forth hereinabove, Seller shall not be required to give any further representations or warranties at closing with respect to the condition of the Subject Property or the income that may be generated by the Subject Property.





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                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

                 a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

                 b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions;

                 c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey; and

                 d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove.

         If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $100.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX

                                    CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before thirty (30) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Seller and Purchaser hereby agree that Purchaser shall have the right to obtain one (1) ninety (90) day extension of the deadline for closing hereunder by delivering to Seller an additional One Hundred Thousand Dollars ($100,000) in earnest money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by ninety (90) days; the additional $100,000 earnest money deposit that must be made by Purchaser in order to extend the deadline for closing of this Contract by ninety (90) days shall be non-refundable to Purchaser except in the





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event of a default by Seller hereunder, but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder.

                                   ARTICLE X

                        SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

                 a. Deliver, or cause its subsidiary to deliver, to Purchaser a deed covering the Subject Property, duly signed and acknowledged by Seller, or its subsidiary, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

                 b. Deliver or cause to be delivered to Purchaser an ALTA Standard Owner Policy of Title Insurance (the "Title Policy") insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the standard printed exceptions and the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide at Purchaser's sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments are at no cost to Seller nor impose additional liability on Seller nor delay the closing. Purchaser shall be responsible for paying the cost of the Title Policy.

                 c. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller or its subsidiary, conveying and/or assigning to Purchaser the Resort Assets.

                 d. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

                 e. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

                 f. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in cash.





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                                  ARTICLE XII

                             COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

                 a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Purchaser.

                 b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's pro rata portion of such taxes. Seller's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available.
         However, anything herein to the contrary notwithstanding, any tax abatement or refund for a period of time prior to closing shall belong to Seller.

                 c. Purchaser shall pay Seller in cash at closing an amount equal to seventy percent (70%) of the then outstanding principal balance of all receivables for the purchase of campground memberships which are not then thirty-one (31) days or more past due and which are being transferred to Purchaser by Seller at closing.

                 d. Membership dues which have already been collected by Seller for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing the amount of any such dues which have already been paid to Seller by members of the Subject Property for a period subsequent to the closing date.

                 e. Purchaser shall have the right to collect all membership dues which are past due as of the closing date; provided, however, that Purchaser shall pay to Seller in cash at closing (i) an amount equal to the full amount of all membership dues which are 365 days or less past due as of the date of closing, plus (ii) an amount equal to twenty-one percent (21%) of all membership dues which are more than 365 days past due as of the date of closing.

                 f. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based





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on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XII shall survive the closing hereunder.

                                  ARTICLE XIII

                               ENTRY ON PROPERTY

         Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

                                  ARTICLE XIV

                             POSSESSION OF PROPERTY

         Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions which shall include the rights of existing members, shall be delivered to Purchaser at closing.

                                   ARTICLE XV

                     DAMAGE OR DESTRUCTION PRIOR TO CLOSING

         In the event that the Subject Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

                 a. Less than One Hundred Thousand Dollars ($100,000.00) per resort, then at Purchaser's option, either (i) the Seller shall repair such damage as promptly as is reasonably possible,





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         restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to closing, then the closing shall nevertheless proceed as scheduled, and Purchaser may have the Title Company withhold from Seller the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed to Seller or (ii) Purchaser may take an assignment of Seller's insurance proceeds and repair such damage itself;

or if said cost is:

                 b. greater than One Hundred Thousand Dollars ($100,000.00) per resort, then, at Purchaser's election, Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller's repairing such damage, or, if Purchaser does not elect to accept such insurance proceeds, then either Seller or Purchaser may elect to terminate this Contract, in which case the earnest money (less $100.00) shall be returned to Purchaser and thereafter neither party shall have any further obligations one unto the other.


                                  ARTICLE XVI

                                    NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Seller:                      Thousand Trails, Inc.
                                      2711 LBJ Freeway, Suite 200
                                      Dallas, Texas  75234
                                      Attn:  Kenneth E. Hendrycy, Vice President
                                      Telephone No.:  (972) 243-2228
                                      Facsimile No.:  (972) 488-5030

         Purchaser:                   Silverleaf Resorts, Inc.
                                      1221 Riverbend Drive
                                      Suite 120
                                      Dallas, Texas  75247
                                      Attn:  Robert E. Mead
                                      Telephone No.:  (214) 631-1166
                                      Facsimile No.:  (214) 905-0514

         With Required Copy to:       Meadows, Owens, Collier, Reed,
                                         Cousins & Blau, L.L.P.
                                      3700 NationsBank Plaza
                                      901 Main Street
                                      Dallas, Texas  75202
                                      Attn:  George R. Bedell, Esq.
                                      Telephone No.:  (214) 749-2448
                                      Facsimile No.:  (214) 747-3732


                                  ARTICLE XVII

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $100.00) shall be returned immediately to Purchaser and the parties hereto shall have no further liabilities or obligations one unto the other;
(ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance. Except as otherwise set forth herein, in no event shall Purchaser have the right to sue Seller for damages.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the earnest money. The earnest money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the earnest money as Seller's total damages and relief.

                                 ARTICLE XVIII

                                   ASSIGNMENT

         Purchaser shall not, without Seller's prior written consent, assign this Contract. Notwithstanding the foregoing, the consent of Seller need not be obtained for an assignment of this Contract made in connection with the merger, consolidation or a combination of Purchaser into or with any other corporation or entity, whether by operation of law or otherwise; however, Purchaser agrees to furnish Seller with prior written notice thereof, and provided further that any such assignee must abide by the covenants appearing in this Contract.

                                      XIX

                       INTERPRETATION AND APPLICABLE LAW

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                       XX

                                   AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                  ARTICLE XXI

                                   AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XXII

                                ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                 ARTICLE XXIII

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIV

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXV

                            MULTIPLE ORIGINALS ONLY

         Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                  ARTICLE XXVI

                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., May 5, 1997, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas.

                                 ARTICLE XXVII

                             REAL ESTATE COMMISSION

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVII shall survive the closing.

                                 ARTICLE XXVIII

                POST-CLOSING OBLIGATIONS OF SELLER AND PURCHASER

         Seller and Purchaser hereby agree that following the closing hereunder Purchaser will (i) take over responsibility for the operation and maintenance of the existing campsites and recreational facilities currently located at each of the three resorts being sold to Purchaser hereunder, and (ii) assume responsibility for the performance of all of Seller's obligations under the outstanding membership contracts pertaining to these three resorts, except for Seller's obligation to provide its "Gold Card" members with access to resorts other than the three resorts being sold to Purchaser hereunder. Purchaser hereby warrants and represents that at all times following the closing the standard of operation and maintenance of the facilities at these three resorts shall never be lower than the standard of operation and maintenance that is in effect at these three resorts as of the date of this Contract, and Purchaser agrees to indemnify and hold harmless Seller from any loss incurred by Seller due to a breach of this warranty which is caused by Purchaser. At all times following closing hereunder, at Purchaser's election, (i) Purchaser shall be entitled to collect all of the dues that are payable by members of these three resorts except for that portion of such dues which is paid by "Gold Card" members in order to have access to other resorts in Seller's system, or (ii) Seller shall collect the dues that are payable by members of these three resorts and will remit to Purchaser on a regular and timely basis all of such dues except for that portion of the dues which is paid by "Gold Card" members in order to have access to other resorts in Seller's system; if Purchaser elects to have Seller collect the dues, then Purchaser will pay Seller a reasonable fee to cover the costs that will be incurred by Seller in collecting the dues, the exact amount of such fee to be mutually agreed upon by and between Seller and Purchaser. Purchaser further agrees that Purchaser will accept reservations for the use of the campsites at the Fox River Resort from any of Seller's system members provided that Purchaser is given the same advance written notice of any such reservation that Seller currently requires from its members. The obligations of Purchaser under this paragraph shall survive closing and shall continue in full force and effect (i) for a period of five (5) years thereafter with respect to the Jefferson and Cherokee Landing Resorts, and (ii) for a period of ten (10) years thereafter with respect to the Fox River Resort (and for an additional ten (10) years if Purchaser extends the term of the License described below).

         Seller agrees to permit any existing Fox River Resort member (who is a member as of the date of closing hereunder) to become a "Gold Card" member of Seller provided that said member pays Seller the then required fees and executes Seller's "Gold Card" contract. Both Seller and Purchaser also agree to honor the usage rights of NACO Resort Club members.

         Seller hereby agrees that for a period of one (1) year following the date of closing hereunder, Seller will not hire any of the existing employees at the resorts being purchased by Purchaser hereunder to work at other resorts owned and operated by Seller.

         Within thirty (30) days after the closing hereunder, both Purchaser and Seller shall write a joint letter to all members of Jefferson Resort and Cherokee Landing Resort advising of the sale and giving these members the following options going forward: (i) for their membership to remain unchanged,
(ii) to become a member of Seller's entire campground system, in which case the member must pay Seller the dues being charged by Seller for said system membership, or (iii) to become a member of both Seller's campground system and of the Jefferson or Cherokee Resort, in which case the member must pay Seller the dues being charged by Seller for the system membership and must pay Purchaser the dues being charged by Purchaser for membership at Jefferson or Cherokee.

         In order to secure performance of Purchaser's obligation to operate and maintain the facilities at the three resorts in accordance with the standards of operation and maintenance that are currently in effect, Purchaser shall deliver to Seller at closing three (3) irrevocable and unconditional letters of credit; the letter of credit for Fox River Resort shall be in the amount of $300,000, and the letters of credit for the Jefferson and Cherokee Landing Resorts shall each be in the amount of $100,000. The letters of credit must be issued by a national banking association or other financial institution satisfactory to Seller, must be payable directly to Seller and must expire no earlier than (i) five (5) years from the date of closing in the case of the letters of credit for the Jefferson and Cherokee Landing Resorts, and (ii) ten
(10) years from the date of closing
in the case of the letter of credit for the Fox River Resort, and must provide that the funds evidenced thereby will be disbursed to Seller upon presentation of a draft therefor and a statement that Purchaser has defaulted in the performance of its obligations regarding the operation and maintenance of the facilities at the applicable resort. Seller hereby agrees that, if Purchaser ever breaches its obligations regarding the operation and maintenance of the facilities at one of the resorts, before drawing upon the letter of credit pertaining to that resort, Seller will provide Purchaser with written notice specifying the alleged breach and will allow Purchaser thirty (30) days from the date of the written notice in which to cure the breach or, if the breach is curable but cannot be cured within thirty (30) days, will allow Purchaser sufficient time to cure the breach provided that Purchaser promptly commences cure of such breach within the thirty (30) day period and continuously thereafter pursues the cure until the breach is remedied.

         At closing, Seller and Purchaser shall enter into a license agreement (the "License") pursuant to which Seller will grant Purchaser a non-exclusive license to use the name "Thousand Trails" in connection with the promotion and operation of the campground facilities at the Fox River Resort. The License shall endure for a term of ten (10) years; provided, however, Purchaser shall have the option to extend such License for an additional ten (10) year period by delivering to Seller written notice thereof within the ninety (90) day period prior to the expiration of the original ten (10) year term. In return for the right to use the name "Thousand Trails" in connection with its operation of the campground facilities at Fox River Resort, Purchaser shall pay Seller throughout the term (including the additional term, if applicable) of the License annually in advance a fee of $30,000. The License shall be on the terms and conditions and in form and substance identical to the License Agreement attached hereto and made a part hereof for all purposes as Exhibit "D." Upon the expiration of the License, the existing members will be required by Seller to elect either (i) to be a member of Seller's entire campground system, in which case the member must pay Seller the dues being charged by Seller for system membership, (ii) to be a member of the Fox River Resort only, in which case the member must pay Purchaser the dues being charged by Purchaser for membership at that Resort, or (iii) to be a member both of Seller's entire campground system and of the Fox River Resort, in which case the member must pay Seller the dues being charged by Seller for system membership and must pay Purchaser the dues being charged by Purchaser for membership at Fox River Resort.

         EXECUTED on this the 2nd day of May, 1997.

                                SELLER:

                                THOUSAND TRAILS, INC., a Delaware corporation


                                By: /s/ W.J. SHAW
                                   -------------------------------------------
                                Name:   W.J. Shaw
                                     -----------------------------------------
                                Its:    CEO
                                    ------------------------------------------




         EXECUTED on this the 1st day of May, 1997.


                                PURCHASER:


                                SILVERLEAF RESORTS, INC., a Texas corporation



                                By:  /s/ ROBERT E. MEAD
                                   -------------------------------------------
                                Name:    Robert E. Mead
                                     -----------------------------------------
                                Its:     CEO
                                    ------------------------------------------


RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS



By: /s/ BOBBIE IRWIN
   ----------------------
Name:   Bobbie Irwin
     --------------------
Its:    V.P.
    ---------------------

                       LIST OF EXHIBITS TO EXHIBIT 10.41


Exhibit A                Legal Description of Land

Exhibit B                Legal Description of Land

Exhibit C                Legal Description of Land

Exhibit D                License Agreement


The above-listed exhibits are omitted from this filing. Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.



                                      22